Exhibit 99.1

Contact: Michael Sabella

Vice President, Investor Relations

(346) 242-0519

Patterson-UTI Energy Reports Financial Results for the Quarter Ended September 30, 2023

HOUSTON, Texas – November 7, 2023 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended September 30, 2023.

Reported financial results for the quarter ended September 30, 2023 include:

•
A full quarter of Patterson-UTI operations, including:
o
30 days from NexTier Oilfield Solutions, beginning on September 1, 2023, through the end of the quarter
o
48 days from Ulterra Drilling Technologies, beginning on August 14, 2023, through the end of the quarter

Third Quarter 2023 Financial Results and Other Key Items

•
Total revenue of $1.0 billion
•
Net income attributable to common stockholders of $0.1 million, or $0.00 per share
o
Includes $70 million in merger and integration expenses, partially offset by the recognition of $29 million of previously deferred revenue from a customer that changed its drilling schedule
•
Adjusted net income attributable to common stockholders of $55 million, or $0.20 per share
o
Excludes merger and integration expenses, includes recognition of previously deferred revenue
•
Adjusted EBITDA of $277 million
o
Excludes merger and integration expenses, includes recognition of previously deferred revenue
•
Returned $191 million to shareholders in 2023 through the third quarter
o
Declared a quarterly dividend on its common stock of $0.08 per share, payable on December 15, 2023 to holders of record as of December 1, 2023
o
$281 million remains on share repurchase authorization
•
Investment Grade Rating from all three major credit rating agencies (S&P, Moody’s, and Fitch); issued $400 million of senior notes due 2033; nearest senior note maturity of 2028
•
During the third quarter, Patterson-UTI realigned its reportable segments to better reflect how it manages its businesses and to support further collaboration between its service lines

Management Commentary

Andy Hendricks, Chief Executive Officer of Patterson-UTI Energy, commented, “The third quarter was a monumental one for our company with the addition of both NexTier and Ulterra to Patterson-UTI. We are excited with the way these transactions position our company for long-term success, and we welcome the NexTier and Ulterra employees to the team. As we have gotten to know our new team members, we have grown more confident that these deals will strengthen our company and add value for our employees, customers, and shareholders.”

Mr. Hendricks continued, “The integrations of NexTier and Ulterra into Patterson-UTI are on track. We have a clear line of sight to deliver at least $200 million in annualized synergies from the NexTier transaction alone by the first quarter of 2025, and we are focused on capturing those synergies as quickly as possible with as little disruption to our operations as possible. The integration teams are doing an outstanding job helping us reach our goal.”

“Our U.S. drilling activity performed in line with our expectations during the quarter, and our rig count again outperformed the overall U.S. industry. Excluding the previously deferred revenue we recognized in Q3, our rig revenue per day has been relatively stable, and our U.S. drilling activity started to increase late in the third quarter. In Completion Services, the segment was impacted by gaps in our schedule during Q3, as expected, with customer activity slowing more towards the end of the quarter. Recent commodity prices have been supportive of strong returns and free cash flow for our customers, and we see the rig count gradually moving higher through year-end, with additional upside in 2024. Completion activity should follow drilling activity on a typical lag, with activity likely increasing from current levels through 2024. We are optimistic in the outlook for both drilling and completion services given recent commodity prices, with higher activity levels likely needed to support modest growth in U.S. shale production.”

“We have reached key milestones by closing the Ulterra and NexTier transactions during the quarter, and over time we expect to realize significant financial benefits from those transactions” said Andy Smith, Patterson-UTI’s Chief Financial Officer. “We will continue to be disciplined with our capital expenditures and focus on free cash flow and returns, through the cycle, which we believe will create the most long-term value for our shareholders. Our capital structure and liquidity are a core strength, confirmed by our Investment Grade credit ratings at all three major rating agencies, and our balance sheet provides us the ability to be opportunistic at all points in the cycle. We have returned more than 100% of our free cash flow to shareholders so far this year through dividends and share repurchases, and we could continue to exceed our commitment given our strong free cash flow outlook. We believe investing in our own shares in the current price range is a very attractive opportunity.”

Drilling Services

During the third quarter, Drilling Services revenue totaled $489 million, essentially flat sequentially relative to the recast segment. Segment revenue for the quarter included the recognition of $29 million of previously deferred revenue from a customer prepayment, which became recognizable after the customer changed its drilling schedule. Drilling Services adjusted gross margin totaled $209 million during the quarter compared to $208 million during the prior quarter. Direct operating costs included $9 million in costs associated with insurance reserve adjustments and inventory write-downs.

Within the Drilling Services segment, U.S. Contract Drilling revenue was $420 million and adjusted gross margin was $201 million. U.S. operating days totaled 11,009, including one rig that earned 44 days on standby after the customer changed its drilling schedule. Average rig revenue per day increased $2,170 sequentially to $38,110, with the previously deferred revenue positively impacting reported revenue per day by $2,630. Average rig operating costs per day increased $830 to $19,870, including $790 per day from the previously mentioned insurance reserve adjustments and inventory write-downs. The average rig adjusted margin per operating day in U.S. Contract Drilling was $18,240, a $1,330 increase from the previous quarter.

As of September 30, 2023, the Company had term contracts for drilling rigs in the United States providing for future dayrate drilling revenue of approximately $760 million. Based on contracts currently in place, the Company expects an average of 74 rigs operating under term contracts during the fourth quarter of 2023 and an average of 52 rigs operating under term contracts over the four quarters ending September 30, 2024.

During the third quarter, other Drilling Services revenue, which primarily includes International Contract Drilling and Directional Drilling, was down 1 percent sequentially to $69 million, with adjusted gross margin of $8 million.

Completion Services

Reported results for the Completion Services segment include a full quarter of the Company’s legacy Pressure Pumping segment, as well as results from NexTier Oilfield Solutions for the last 30 days of the quarter. Additionally, effective September 1, 2023, the Company began recording the replacement cost of fluid ends as a direct operating cost rather than as a capital expenditure.

Third quarter Completion Services revenue totaled $460 million, with adjusted gross margin of $91 million. During the third quarter, Completion Services revenue for both the Company’s legacy pressure pumping business and the NexTier completion services businesses were impacted by lower customer activity and slightly lower pricing on certain products and services, sequentially.

Drilling Products

Reported results for the Drilling Products segment include results from the recently acquired Ulterra Drilling Technologies for the last 48 days of the quarter. In accordance with U.S. Generally Accepted Accounting Principles, the Company recorded certain assets and liabilities of Ulterra at fair value, resulting in a step-up in value of drill bits that Ulterra held at the time the transaction was closed. This step-up in value will continue to impact the reported results for Ulterra until the Company has fully consumed the impacted assets. During the third quarter, the step-up in value increased reported segment direct operating costs by $6 million and increased reported segment depreciation and amortization by $7 million, all of which was non-cash in nature.

Third quarter Drilling Products revenue totaled $47 million, with adjusted gross margin of $14 million. Given the declines in industry activity, the Company is pleased with the stability of the Drilling Products segment.

Other

During the third quarter, Other revenue totaled $17 million, a 13 percent sequential decline relative to the prior period. Other adjusted gross margin totaled $6 million during the quarter.

Outlook

In the Drilling Services segment, we exited the third quarter with 117 active U.S. rigs, and we expect to exit the fourth quarter with 120 active U.S. rigs, with an average of 118 U.S. rigs operating in the fourth quarter. We believe our sequential activity will outperform the industry average in the fourth quarter. We expect U.S. Contract Drilling revenue per day of $35,400 and costs per day of $19,300, resulting in adjusted gross margin per operating day of $16,100. In addition to U.S. Contract Drilling, other Drilling Services revenue is expected to be $65 million with $55 million in direct operating costs and $10 million of adjusted gross margin.

Completion Services activity has stabilized so far in the fourth quarter, relative to levels we saw late in the third quarter. Outside the typical holiday and seasonal slowdowns, we believe activity will remain relatively steady with current levels through the rest of this year, with activity likely to modestly recover starting in Q1. For the fourth quarter, Completion Services revenue is expected to be approximately $950 million with $750 million in direct operating costs and an adjusted gross margin of approximately $200 million.

Drilling Products demand has stabilized at late Q3 levels and has the potential to moderately increase towards the end of the fourth quarter along with the North American rig count. For the fourth quarter, Drilling Products revenue is expected to be approximately $90 million, with $60 million in direct operating costs and an adjusted gross margin of $30 million. We expect $10 million in non-cash direct operating costs associated with the step-up in value at Ulterra, without which our segment adjusted gross margin expectation would be $40 million.

For the fourth quarter, Other revenue and adjusted gross margin is expected to be roughly flat with the third quarter.

For the fourth quarter, we expect selling, general and administrative expense of approximately $65 million, depreciation and amortization expense of approximately $260 million. We expect to pay cash taxes of approximately $5 million in the fourth quarter.

For the fourth quarter, we expect total capital expenditures of approximately $190 million, comprised of $65 million for Drilling Services, $110 million for Completion Services, $10 million for Drilling Products, and $5 million for Other and Corporate.

“We continue to be very constructive on the overall U.S. onshore market,” said Mr. Hendricks. “The disciplined behavior from our customers is allowing us to better plan our business and maximize our returns through the cycle. While our customers have so far been slower to respond to rising commodity prices than we would have initially anticipated, we think this behavior points to a more stable U.S. shale industry that is less sensitive to short-term swings in commodity prices than it once was, which we think should mean shallower cycles relative to prior cycles.”

Mr. Hendricks concluded, “Our position as one of the largest service providers in U.S. land makes us an attractive partner for our customers, and we will continue to support them with outstanding service quality and higher efficiency as they look to maximize the potential of their assets. This is the best way for our company to create differentiated returns for our investors over the long-term.”

For purposes of the shareholder return target, the Company defines free cash flow as net cash provided by operating activities less capital expenditures. The shareholder return target, including the amount and timing of any dividend payments and/or share repurchases are subject to the discretion of the Company’s Board of Directors and will depend upon business conditions, results of operations, financial condition, terms of the Company’s debt agreements and other factors.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

Changes to Segment Reporting

The Company now has the following reportable segments: Drilling Services, Completion Services, and Drilling Products.

Upon re-segmentation, the Company created a new Drilling Services segment, which includes the legacy Contract Drilling and Directional Drilling segments, as well as several business lines that were previously included in Other. These changes were driven by several factors, including increasing collaboration between the services included in the new Drilling Services segment, which in large part was enabled by the growing digital presence and closer alignment in those businesses with customer demands. Given the evolution of the business, the Company concluded that the Drilling Services segment management is best suited to manage these business lines. It is expected that this will lead to further collaboration in the future and more efficient sharing of resources, which could result in potential synergies over time.

Following these changes, Patterson-UTI will continue to operate multiple service lines, in the following reportable segments.

The Drilling Services reportable segment will consist of:

•
U.S. and International Contract Drilling (previously the Contract Drilling segment)
•
MS Directional Drilling (previously included in the Directional Drilling segment)
•
Superior QC (previously included in the Directional Drilling segment)
•
Current Power (previously included in Other)
•
Warrior Drilling Equipment (previously included in Other)

The Completion Services reportable segment will consist of:

•
Patterson-UTI’s legacy Universal Pressure Pumping (previously the Pressure Pumping segment)
•
NexTier Oilfield Solutions (through merger that closed on September 1, 2023)

The Drilling Products reportable segment will consist of:

•
Ulterra Drilling Technologies (through acquisition that closed on August 14, 2023)

Other will consist of:

•
Great Plains Oilfield Rentals (unchanged)
•
Petroleum (unchanged)

Third Quarter Earnings Conference Call

The Company’s quarterly conference call to discuss the operating results for the quarter ended September 30, 2023, is scheduled for November 8, 2023, at 9:00 a.m. Central Time. The dial-in information for participants is (888) 550-5422 (Domestic) and (646) 960-0676 (International). The conference ID for both numbers is 3822955. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of drilling and completion services to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling services, integrated well completion services and directional drilling services in the United States, and specialized bit solutions in the United States, Middle East and many other regions around the world. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "potential," "project," "pursue," "should," "strategy," "target," or "will," and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. The statements include, without limitation, projections as to the anticipated benefits of the NexTier and Ulterra transactions, the impact of the transactions on Patterson-UTI’s business and future financial and operating results, the amount and timing of synergies from the transactions, the combined company’s projected revenues, adjusted EBITDA and cash flow, accretion, business and employee opportunities and capital return policy, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Patterson-UTI’s control. These factors and risks include, but are not limited to: adverse oil and natural gas industry conditions; global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, pressure pumping and directional drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; the impact of the ongoing conflict in Ukraine; strength and financial resources of competitors; utilization, margins and planned capital expenditures; liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology; the ability to retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; synergies, costs and financial and operating impacts of acquisitions; difficulty in building and deploying new equipment; governmental regulation; climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; public health crises, pandemics and epidemics; weather; operating costs; expansion and development trends of the oil and natural gas industry; ability to obtain insurance coverage on commercially reasonable terms; financial flexibility; interest rate volatility; adverse credit and equity market conditions; availability of capital and the ability to repay indebtedness when due; our return of capital to stockholders; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Patterson-UTI’s, NexTier’s and Ulterra’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the transactions; unanticipated difficulties or expenditures relating to the transactions, the response of business partners and retention as a result of the transactions; and the diversion of management time on transaction-related issues.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
REVENUES	$1,011,452	$758,885	$727,503	$2,562,139	$1,859,116
COSTS AND EXPENSES:
Direct operating costs	691,458	488,085	500,621	1,692,202	1,330,733
Depreciation, depletion, amortization and impairment	197,635	126,814	122,150	452,629	360,641
Selling, general and administrative	45,102	33,257	28,472	108,925	82,012
Merger and integration expense	70,188	7,940	24	78,128	2,069
Other operating income, net	(2,635)	(1,793)	(109)	(9,994)	(10,565)

Total costs and expenses	1,001,748	654,303	651,158	2,321,890	1,764,890

OPERATING INCOME	9,704	104,582	76,345	240,249	94,226

OTHER INCOME (EXPENSE):
Interest income	2,131	1,212	58	4,583	87
Interest expense, net of amount capitalized	(15,625)	(9,738)	(10,975)	(34,189)	(32,198)
Other	(618)	2,323	(1,774)	3,191	(2,644)

Total other expense	(14,112)	(6,203)	(12,691)	(26,415)	(34,755)

INCOME (LOSS) BEFORE INCOME TAXES	(4,408)	98,379	63,654	213,834	59,471

INCOME TAX EXPENSE (BENEFIT)	(4,130)	13,765	2,202	29,820	4,910

NET INCOME (LOSS)	$(278)	$84,614	$61,452	$184,014	$54,561

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(328)	—	—	(328)	—

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$50	$84,614	$61,452	$184,342	$54,561

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
Basic	$0.00	$0.41	$0.28	$0.79	$0.25
Diluted	$0.00	$0.40	$0.28	$0.79	$0.25
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	280,218	207,839	216,822	233,631	216,090
Diluted	281,984	208,984	220,454	234,488	219,381
CASH DIVIDENDS PER COMMON SHARE	$0.08	$0.08	$0.04	$0.24	$0.12

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities:
Net income	$184,014	$54,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	452,629	360,641
Deferred income tax expense	22,323	930
Stock-based compensation	33,338	15,460
Net loss (gain) on asset disposals	427	(10,558)
Gain on early debt extinguishment	(1,112)	—
Other	(76)	745
Changes in operating assets and liabilities	(138,261)	(158,532)
Net cash provided by operating activities	553,282	263,247

Cash flows from investing activities:
Acquisitions, net of cash acquired - NexTier	(65,185)	—
Acquisitions, net of cash acquired - Ulterra	(357,314)	—
Purchases of property and equipment	(410,417)	(317,553)
Proceeds from disposal of assets	19,566	20,305
Other	(286)	(2,404)
Net cash used in investing activities	(813,636)	(299,652)

Cash flows from financing activities:
Purchases of treasury stock	(124,286)	(12,897)
Dividends paid	(66,724)	(25,936)
Proceeds from borrowings under revolving credit facility	420,000	90,000
Repayment of borrowings under revolving credit facility	(420,000)	(90,000)
Debt issuance costs	(1,953)	—
Proceeds from issuance of senior notes	396,412	—
Repayment of senior notes	(7,837)	—
Other	(7,301)	—
Net cash provided by (used in) financing activities	188,311	(38,833)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	1,538	449
Net decrease in cash, cash equivalents and restricted cash	(70,505)	(74,789)
Cash, cash equivalents and restricted cash at beginning of period	137,553	117,524
Cash, cash equivalents and restricted cash at end of period	$67,048	$42,735

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Drilling Services
Revenues	$488,775	$489,659	$418,025	$1,456,161	$1,083,329
Direct operating costs	$279,927	$281,573	$279,232	$842,761	$741,317
Adjusted gross margin (1)	$208,848	$208,086	$138,793	$613,400	$342,012
Other operating (income) expenses, net	$(127)	$12	$(6)	$(93)	$(4)
Selling, general and administrative	$3,570	$4,395	$4,070	$11,810	$10,432
Depreciation, amortization and impairment	$90,668	$90,400	$88,199	$272,361	$262,955
Operating income	$114,737	$113,279	$46,530	$329,322	$68,629
Capital expenditures	$89,242	$82,634	$72,683	$261,155	$181,754

Operating days – U.S. (2)	11,009	11,669	11,767	34,429	33,144
Average revenue per operating day – U.S. (2)	$38.11	$35.94	$28.67	$36.23	$26.02
Average direct operating costs per operating day – U.S. (2)	$19.87	$19.04	$18.20	$19.25	$16.93
Average adjusted gross margin per operating day – U.S. (2)	$18.24	$16.91	$10.47	$16.98	$9.08

Completion Services
Revenues	$459,574	$250,241	$287,664	$1,003,083	$715,630
Direct operating costs	$368,869	$196,473	$211,704	$785,458	$560,627
Adjusted gross margin (1)	$90,705	$53,768	$75,960	$217,625	$155,003
Selling, general and administrative	$7,205	$2,488	$2,265	$12,388	$6,298
Depreciation, amortization and impairment	$83,338	$25,976	$24,746	$135,339	$73,244
Operating income	$162	$25,304	$48,949	$69,898	$75,461
Capital expenditures	$56,464	$29,640	$46,653	$107,529	$114,669

Drilling Products
Revenues	$46,570	$—	$—	$46,570	$—
Direct operating costs	$32,071	$—	$—	$32,071	$—
Adjusted gross margin (1)	$14,499	$—	$—	$14,499	$—
Selling, general and administrative	$3,664	$—	$—	$3,664	$—
Depreciation, amortization and impairment	$17,075	$—	$—	$17,075	$—
Operating loss	$(6,240)	$—	$—	$(6,240)	$—
Capital expenditures	$7,940	$—	$—	$7,940	$—

Other
Revenues	$16,533	$18,985	$21,814	$56,325	$60,157
Direct operating costs	$10,591	$10,039	$9,685	$31,912	$28,789
Adjusted gross margin (1)	$5,942	$8,946	$12,129	$24,413	$31,368
Selling, general and administrative	$188	$233	$226	$656	$576
Depreciation, depletion, amortization and impairment	$5,319	$9,304	$7,920	$21,946	$20,495
Operating income (loss)	$435	$(591)	$3,983	$1,811	$10,297
Capital expenditures	$5,972	$7,192	$6,457	$18,387	$19,654

Corporate
Selling, general and administrative	$30,475	$26,141	$21,911	$80,407	$64,706
Merger and integration expense	$70,188	7,940	$24	$78,128	$2,069
Depreciation	$1,235	$1,134	$1,285	$5,908	$3,947
Other operating income, net	$(2,508)	$(1,805)	$(103)	$(9,901)	$(10,561)
Capital expenditures	$804	$12,928	$562	$15,406	$1,476

Total Capital Expenditures	$160,422	$132,394	$126,355	$410,417	$317,553

(1)
Adjusted gross margin is defined as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross margin to adjusted gross margin by segment.
(2)
Operational data relates to our contract drilling business. A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day.

	September 30,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2023	2022
Cash and cash equivalents and restricted cash	$67,048	$137,553
Current assets	$1,424,273	$829,419
Current liabilities	$1,037,134	$550,966
Working capital	$387,139	$278,453
Long-term debt	$1,228,209	$830,937

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Adjusted EBITDA

(unaudited, dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (1):
Net income (loss)	$(278)	$84,614	$61,452	$184,014	$54,561
Income tax expense (benefit)	(4,130)	13,765	2,202	29,820	4,910
Net interest expense	13,494	8,526	10,917	29,606	32,111
Depreciation, depletion, amortization and impairment	197,635	126,814	122,150	452,629	360,641
Merger and integration expense	70,188	7,940	24	78,128	2,069
Adjusted EBITDA	$276,909	$241,659	$196,745	$774,197	$454,292

Total revenues	$1,011,452	$758,885	$727,503	$2,562,139	$1,859,116
Adjusted EBITDA margin	27.4%	31.8%	27.0%	30.2%	24.4%

Adjusted EBITDA by Operating Segment:
Drilling Services	$205,405	$203,679	$134,729	$601,683	$331,584
Completion Services	83,500	51,280	73,695	205,237	148,705
Drilling Products	10,835	—	—	10,835	—
Other	5,754	8,713	11,903	23,757	30,792
Corporate	(28,585)	(22,013)	(23,582)	(67,315)	(56,789)
Adjusted EBITDA	$276,909	$241,659	$196,745	$774,197	$454,292

(1)
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and impairment expense and merger and integration expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Free Cash Flow

(unaudited, dollars in thousands)

	Nine Months Ended
	September 30,
	2023	2022
Free Cash Flow (1):
Net cash provided by operating activities	$553,282	$263,247
Less capital expenditures	(410,417)	(317,553)
Free cash flow	$142,865	$(54,306)

(1)
We define free cash flow as net cash provided by operating activities less capital expenditures. We present free cash flow as a supplemental disclosure because we believe that it is an important liquidity measure and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company, that could be available for financing cash flows, such as dividend payments, share repurchases and/or repurchases of long-term indebtedness. Our computations of free cash flow may not be the same as similarly titled measures of other companies. Free cash flow is not intended to represent our residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flows from operations reported in accordance with GAAP.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Adjusted Gross Margin

(unaudited, dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Drilling Services
Revenues	$488,775	$489,659	$418,025	$1,456,161	$1,083,329
Less direct operating costs	(279,927)	(281,573)	(279,232)	(842,761)	(741,317)
Less depreciation, amortization and impairment	(90,668)	(90,400)	(88,199)	(272,361)	(262,955)
GAAP gross margin	118,180	117,686	50,594	341,039	79,057
Depreciation, amortization and impairment	90,668	90,400	88,199	272,361	262,955
Adjusted gross margin (1)	$208,848	$208,086	$138,793	$613,400	$342,012

Completion Services
Revenues	$459,574	$250,241	$287,664	$1,003,083	$715,630
Less direct operating costs	(368,869)	(196,473)	(211,704)	(785,458)	(560,627)
Less depreciation, amortization and impairment	(83,338)	(25,976)	(24,746)	(135,339)	(73,244)
GAAP gross margin	7,367	27,792	51,214	82,286	81,759
Depreciation, amortization and impairment	83,338	25,976	24,746	135,339	73,244
Adjusted gross margin (1)	$90,705	$53,768	$75,960	$217,625	$155,003

Drilling Products
Revenues	$46,570	$—	$—	$46,570	$—
Less direct operating costs	(32,071)	—	—	(32,071)	—
Less depreciation, amortization and impairment	(17,075)	—	—	(17,075)	—
GAAP gross margin	(2,576)	—	—	(2,576)	—
Depreciation, amortization and impairment	17,075	—	—	17,075	—
Adjusted gross margin (1)	$14,499	$—	$—	$14,499	$—

Other
Revenues	$16,533	$18,985	$21,814	$56,325	$60,157
Less direct operating costs	(10,591)	(10,039)	(9,685)	(31,912)	(28,789)
Less depreciation, depletion, amortization and impairment	(5,319)	(9,304)	(7,920)	(21,946)	(20,495)
GAAP gross margin	623	(358)	4,209	2,467	10,873
Depreciation, depletion, amortization and impairment	5,319	9,304	7,920	21,946	20,495
Adjusted gross margin (1)	$5,942	$8,946	$12,129	$24,413	$31,368

(1)
We define “Adjusted gross margin” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). Adjusted gross margin is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Drilling Services Adjusted Gross Margin

(unaudited, dollars in thousands)

	September 30,	June 30,
	2023	2023
U.S. Contract Drilling
Revenues	$419,564	$419,441
Less direct operating costs	(218,767)	(222,138)
Less depreciation, amortization and impairment	(84,374)	(84,361)
GAAP gross margin	116,423	112,942
Depreciation, amortization and impairment	84,374	84,361
Adjusted gross margin (1)	$200,797	$197,303

Other Drilling Services
Revenues	$69,211	$70,218
Less direct operating costs	(61,160)	(59,435)
Less depreciation, amortization and impairment	(6,294)	(6,039)
GAAP gross margin	1,757	4,744
Depreciation, amortization and impairment	6,294	6,039
Adjusted gross margin (1)	$8,051	$10,783

(1)
We define “Adjusted gross margin” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). Adjusted gross margin is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Adjusted Earnings Per Share

(unaudited, in thousands, except per share data)

	Three Months Ended September 30, 2023
	As Reported		Adjusted
	Total	Per Share	Total	Per Share (1)

Net income attributable to common shareholders as reported	$50	$0.00	$50	$0.00

Reverse certain item:
Merger and integration expense			70,188

Income tax benefit			(14,739)

Net income attributable to common shareholders	$50	$0.00	$55,499	$0.20

Weighted average number of common shares outstanding, excluding
non-vested shares of restricted stock	280,218		280,218
Add dilutive effect of potential common shares	1,766		1,766
Weighted average number of diluted common shares outstanding	281,984		281,984

Federal statutory tax rate			21.0%

(1)
We present adjusted earnings per share in order to convey to investors our performance on a basis that, by excluding merger and integration expense, is more comparable to our earnings per share information reported in previous periods. Adjusted earnings per share should not be construed as an alternative to GAAP earnings per share.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Recast Adjusted Gross Margin

(unaudited, dollars in thousands)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2023	2022	2022	2022	2022
Drilling Services
Revenues	$489,659	$477,727	$461,491	$418,025	$363,034	$302,270
Less direct operating costs	(281,573)	(281,261)	(284,587)	(279,232)	(245,395)	(216,690)
Less depreciation, amortization and impairment	(90,400)	(91,293)	(91,161)	(88,199)	(89,073)	(85,683)
GAAP gross margin	117,686	105,173	85,743	50,594	28,566	(103)
Depreciation, amortization and impairment	90,400	91,293	91,161	88,199	89,073	85,683
Adjusted gross margin (1)	$208,086	$196,466	$176,904	$138,793	$117,639	$85,580

Completion Services
Revenues	$250,241	$293,268	$306,783	$287,664	$238,376	$189,590
Less direct operating costs	(196,473)	(220,116)	(220,758)	(211,704)	(191,455)	(157,468)
Less depreciation, amortization and impairment	(25,976)	(26,025)	(24,918)	(24,746)	(24,713)	(23,785)
GAAP gross margin	27,792	47,127	61,107	51,214	22,208	8,337
Depreciation, amortization and impairment	25,976	26,025	24,918	24,746	24,713	23,785
Adjusted gross margin (1)	$53,768	$73,152	$86,025	$75,960	$46,921	$32,122

Drilling Products
Revenues	$—	$—	$—	$—	$—	$—
Less direct operating costs	—	—	—	—	—	—
Less depreciation, amortization and impairment	—	—	—	—	—	—
GAAP gross margin	—	—	—	—	—	—
Depreciation, amortization and impairment	—	—	—	—	—	—
Adjusted gross margin (1)	$—	$—	$—	$—	$—	$—

Other
Revenues	$18,985	$20,807	$20,202	$21,814	$20,828	$17,515
Less direct operating costs	(10,039)	(11,282)	(10,472)	(9,685)	(10,050)	(9,054)
Less depreciation, depletion, amortization and impairment	(9,304)	(7,323)	(6,001)	(7,920)	(6,494)	(6,081)
GAAP gross margin	(358)	2,202	3,729	4,209	4,284	2,380
Depreciation, depletion, amortization and impairment	9,304	7,323	6,001	7,920	6,494	6,081
Adjusted gross margin (1)	$8,946	$9,525	$9,730	$12,129	$10,778	$8,461

(1)
We define “Adjusted gross margin” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). Adjusted gross margin is included as a supplemental disclosure because it is a useful indicator of our operating performance.